Exhibit 10.1

ROBERT D. WRIGHT

EMPLOYMENT AGREEMENT AMENDMENT

This EMPLOYMENT AGREEMENT AMENDMENT (the “Amendment”) is made as of the date set forth at the end here by ROBERT D. WRIGHT, an individual (hereinafter referred to as “Executive”) and POTBELLY CORPORATION, a Delaware corporation (hereinafter referred to as “Company”).

WHEREAS, Executive and Company entered into that certain Executive Employment Agreement dated July 20, 2020 (the “Agreement”);

WHEREAS, Executive and Company desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants herein set forth, Executive and Company hereby agree as follows:

1. Capitalized Terms. All capitalized terms not otherwise defined in this Amendment shall have the meaning given such terms in the Agreement.

2. Amendment to Section 1(t)

Section 1(t) of the Agreement is amended and restated as follows:

(t) Good Reason as used herein means the occurrence, without Executive’s consent, of (i) any material reduction in annual base salary of Executive; (ii) any material reduction in the position, authority, or office of Executive with respect to Company, or in executive’s responsibilities or duties for Company; or (iii) any action or inaction by Company that constitutes a material breach of the terms of this Agreement; provided, however, that any such occurrence under clauses (i) — (iii) above shall constitute good reason only if Company fails to cure such occurrence within thirty (30) days after receipt from Executive of the notice of such occurrence as provided in Section 4.

3. Amendment to Section 2(a)

Section 2(a) of the Agreement is amended and restated as follows:

(a) Term. Company hereby agrees to continue to employ Executive, and Executive accepts such employment and agrees to perform services for, Company and its affiliates for an additional “Term” which shall be the period beginning January 1, 2023 and expiring on the earlier of (i) December 31, 2025 (the “Extended Term”) or (ii) the date this Agreement is terminated in accordance with Section 4 of this Agreement. The Term of Executive’s employment under the Agreement may be extended for an additional one-year term upon the expiration of the Extended Term upon the written agreement of the Executive and the Company.

4. Amendment to Section 2(c)

Section 2(c) of the Agreement is amended and restated as follows:

(c) Board Service. During the Term, while Executive is employed as Company’s President and Chief Executive Officer, at the request of Company and subject to any appointment or election requirements, Executive shall serve on the Board and the boards of directors of Company’s subsidiaries, in each case without additional compensation. Upon Executive’s Termination Date, Executive shall continue to serve on the Board and all boards of directors of Company’s subsidiaries if requested by the Company and, if not, Executive shall immediately resign from the Board and all boards of directors of Company’s subsidiaries.

5. Amendment to Section 3(a)

Section 3(a) of the Agreement is amended and restated as follows:

(a) Base Salary. During the Extended Term while he is employed by Company and ending on the last day of the Term, Company shall pay to Executive as compensation for services to be rendered hereunder an “Annual Base Salary” at the annual rate of $725,000. The Annual Base Salary shall be payable in substantially equal monthly, or more frequent, payments. The rate of Annual Base Salary shall be subject to annual review beginning for calendar year 2024 and may be increased for performance as determined in the discretion of the Board (or applicable committee thereof). The Annual Base Salary shall be pro-rated for any period of less than twelve (12) months.

6. Amendment to Subsection 3(b)(ii)

Section 3(b)(ii) of the Agreement is amended and restated as follows:

(ii) For any calendar year during the Term beginning with calendar year 2023, Executive shall be eligible to receive an “Annual Bonus” in an amount equal to a percentage of Executive’s Annual Base Salary, subject to satisfaction of applicable performance targets determined by the Compensation Committee in its sole discretion no later than March 15 of the applicable calendar year and in accordance with the terms and conditions of Company’s annual bonus plan. For purposes of determining the amount of the Annual Bonus, if any, pursuant to this subparagraph 3(b)(ii), the percentage of Executive’s Annual Base Salary that shall be applied shall be (A) fifty percent (50%) at the threshold level of performance, (B) one hundred and fifteen percent (115%) at the target level of performance, and (C) 200% at the maximum level of performance and in no event shall the Annual Bonus for any year be greater than two hundred percent (200%) of Executive’s Annual Base Salary.

7. Amendment to Section 3(c)

Section 3(c) of the Agreement is amended and restated as follows:

(c) Equity Compensation. During the Extended Term, subject to any Company trading window limitations, Executive shall receive annual equity awards in accordance with the following:

(i)	Restricted Stock Unit Award.

A.Executive shall be granted at the beginning of each calendar year during the Term a restricted stock unit award (the “RSU Award”) with respect to Shares with a value equal to $500,000, which shall vest at the rate of one thirty-sixth (1/36) of such Shares (Shares worth $13,888.89) at the end of each month beginning with January 31 of the year of grant (each such date a “Vesting Date” for purposes of this clause) provided that the Termination Date has not occurred as of the Vesting Date, which RSU Award shall be granted pursuant to the Equity Plan.

B. If, and only if, a Change in Control occurs prior to a Vesting Date then any Shares granted pursuant to the RSU Award that have not vested shall fully vest as of the Change in Control.

C. Any portion of the RSU Award that is not vested on the Termination Date in accordance with the provisions of this subparagraph 3(c)(i) shall be forfeited as of the Termination Date; provided, however, if the Termination Date occurs after December 31, 2025 for other than Cause, death or Disability and Executive assists the Board with the recruiting and transitioning of a position replacement on a reasonable basis, any outstanding RSU Award shall continue to vest until fully vested.

(ii)	Performance Stock Unit Award.

A.Executive shall be granted each calendar year during the Term a performance stock unit award (the “PSU Award”) with respect to Shares with a value equal to $500,000, which PSU Award shall be granted pursuant to the Equity Plan.

B. The PSU Award Shares shall vest pursuant to the Equity Plan (the “Vesting Date”) provided that the Termination Date has not occurred as of the Vesting Date and subject to the terms and conditions of the PSU Award.

C. Notwithstanding the above, if, and only if, a Change in Control occurs prior to the Vesting Date and if the Termination Date occurs prior to the Vesting Date and on or within twelve (12) months following the Change in Control by reason of termination by Company without Cause or termination by Executive for Good Reason, then any Shares subject to the PSU Award that have not vested shall vest as of the Termination Date pursuant to the performance terms thereof.

D. Any portion of the PSU Award that is not vested on the Termination Date in accordance with the provisions of this subparagraph 3(c)(ii) shall be forfeited as of the Termination Date; provided, however, if the Termination Date occurs after December 31, 2025 for other than Cause, death or Disability and Executive assists the Board with the recruiting and transitioning of a position replacement on a reasonable basis, any outstanding PSU Award shall continue to vest subject to the terms and conditions of the PSU Award.

(iii)	Price Performance Stock Unit Award.

A. Executive shall be granted at the beginning of each calendar year during the Term a price performance stock unit award (the “PPSU Award”) with respect to Shares with a value equal to $500,000, which PPSU Award shall be granted pursuant to the Equity Plan.

B. The PPSU Award shall vest with respect to the percentage of shares subject to the PPSU Award as indicated in the following chart based on the date that the price of a Share is above the applicable price set forth in the following chart (each date on which a portion of the PPSU Award vests being referred to as a “Vesting Date”), provided in any case that the Termination Date has not occurred as of the applicable Vesting Date and subject to the terms and conditions of the PPSU Award:

Vesting Percentage (Based on Total Shares Subject to PPSU Award)	Forty-five (45)-day volume weighted average price (VWAP) of a Share
20%	$8.00
40%	$10.00
40%	$12.00

C. Any portion of the PPSU Award that is not vested on the Termination Date shall be forfeited as of the Termination Date; provided, however, that if the Termination Date occurs by reason of termination by Company without Cause or termination by Executive for Good Reason, any then unvested portion of the PPSU Award shall remain outstanding for a period of ninety (90) days following the Termination Date and shall vest during such ninety (90) day period subject to the satisfaction of the performance measures outlined above; and provided, however, if the Termination Date occurs after December 31, 2025 for other than Cause, death or Disability and Executive assists the Board with the recruiting and transitioning of a position replacement on a reasonable basis, any outstanding PPSU Award shall continue to vest subject to the terms and conditions of the PPSU Award. For the avoidance of doubt, except as otherwise expressly provided herein, any portion of the PPSU Award that is not vested based on achievement of the performance criteria will be forfeited as of the last day of the Performance Period.

D. Notwithstanding the above, if, and only if, a Change in Control occurs during the performance period provided in the subsequent paragraph, then any Shares granted pursuant to the PPSU Award that have not vested shall vest with respect to the percentage of shares and the price per Share set forth above as of the Change in Control if the set price per Share at closing meets the measures outlined above. This vesting shall occur in correlation with a Change in Control and the 45-day VWAP period shall be disregarded.

The RSU Award, PSU Award and the PPSU Award are sometimes referred to collectively as the “Equity Awards” and individually as an “Equity Award”. The Equity Awards shall be evidenced by award agreements that are consistent with the standard award agreements used by the Company for similar types of awards, subject to the foregoing provisions (and which, in the case of the PPSU Award, will provide for a performance period of three (3) years with respect to the applicable Share price hurdles). Executive shall not be entitled to any grants of equity awards under the Equity Plan (or otherwise) during the Term except as provided in this paragraph 3(c).

8. Amendment to Section 4(c)

Section 4(c) of the Agreement is amended and restated as follows:

(c) Termination by Company without Cause; Termination by Executive for Good Reason. In the event that the Termination Date occurs by reason of (i) termination by Company without Cause or (ii) termination by Executive for Good Reason and, in either case, if the Release Requirements (as defined below) are met as of the Payment Date, Executive shall be entitled to the following payments and benefits: (A) an amount equal to the Annual Base Salary set forth in paragraph 3(a) (as the same may be increased from time to time), payable in twelve (12) substantially equal monthly installments, beginning on the Payment Date, (B) an amount equal to a pro rata portion of the Annual Bonus, determined at the target level of performance for such year, payable in a lump sum as of the Payment Date, (C) if Executive is entitled to and elects COBRA Coverage, the Medical Continuation Benefit for twelve (12) months, and (D) all equity awards shall vest and shall be exercisable, if applicable, in accordance with their terms as set forth in the Equity Plan or applicable award agreement (taking into account the provisions of paragraph 3(c)). The Medical Continuation Benefit to which Executive is entitled for any month shall be paid monthly during the period for which the Medical Continuation Benefit is payable; provided, however, that any portion of the Medical Continuation Benefit for the period beginning on the Termination Date and ending on the Payment Date shall be paid in a lump sum on the Payment Date. In no event shall the Medical Continuation Benefit have the effect of extending or otherwise modifying the maximum COBRA Continuation Period. The “Release Requirements” will be satisfied as of the Payment Date if, as of the Payment Date, (I) Executive has executed the Release, in connection with his Termination Date; (II) the revocation period required by applicable law has expired and Executive has not revoked the Release within such revocation period, and (III) the Release has become effective.

9. Counterparts. This Amendment may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one (1) agreement, but in making proof of this Amendment, it shall not be necessary to produce or account for more than one (1) such counterpart.

10. Independent Advice. Executive hereby represents and warrants to Company that he has been advised to and has had the opportunity to seek the advice of independent counsel in connection with this Amendment and the transactions contemplated hereby and has obtained such independent advice or hereby waives his right to seek such independent advice. Executive further represents that he has made the decision to execute this Amendment independent of any other employee and independent of any statements or opinions which may have been made or given by anyone at the Company or counsel to Company including.

11. No Other Modifications. Except as expressly set forth herein, the Agreement remains unmodified and unchanged.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement Amendment effective as of the 2nd day of November, 2022.

COMPANY:

POTBELLY CORPORATION

/s/ Joseph Boehm
By: Joseph Boehm
Chairperson of the Board

EMPLOYEE:

/s/ Robert D. Wright
ROBERT D. WRIGHT